Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES UP 13 PERCENT;

COMPARABLE STORE SALES UP 12 PERCENT

SAN FRANCISCO — March 4, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $925 million for the four-week period ended Feb. 28, 2004, which represents a 13 percent increase compared with net sales of $818 million for the same period ended March 1, 2003. The company’s comparable store sales for February 2004 increased 12 percent, compared with an 8 percent increase in February 2003.

Comparable store sales by division for February 2004 were as follows:

•	Gap U.S.: positive 6 percent versus positive 10 percent last year
•	Gap International: negative 3 percent versus positive 17 percent last year
•	Banana Republic: positive 30 percent versus negative 3 percent last year
•	Old Navy: positive 16 percent versus positive 8 percent last year

“In February, our brands successfully delivered well-designed spring assortments to our target customer segments, driving strong comparable store sales at higher margins with less inventory,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “In particular, Banana Republic’s more sophisticated designer sensibility continues to resonate with men and women, driving exceptional brand performance for the month.”

As of Feb. 28, 2004, Gap Inc. operated 3,020 store locations compared with 3,114 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

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Investor Relations:	Media Relations:
Evan Price	Jordan Benjamin
415-427-2161	415-427-4403

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